CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 20, 2009, relating to the financial statements and financial highlights which appears in the September 30, 2009 Annual Report to Shareholders of Virtus Opportunities Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm” and “Reports to Shareholders” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

January 28, 2010